Exhibit 99.1

GM FINANCIAL REPORTS SECOND QUARTER 2022
OPERATING RESULTS

•Second quarter net income of $829 million
•Second quarter retail loan and operating lease originations of $12.8 billion
•Earning assets of $104.2 billion at June 30, 2022
•Available liquidity of $30.7 billion at June 30, 2022

FORT WORTH, TEXAS July 26, 2022 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $829 million for the quarter ended June 30, 2022, compared to $962 million for the quarter ended March 31, 2022, and $1.2 billion for the quarter ended June 30, 2021. Net income for the six months ended June 30, 2022 was $1.8 billion, compared to $2.1 billion for the six months ended June 30, 2021.

Retail loan originations were $9.0 billion for the quarter ended June 30, 2022, compared to $8.1 billion for the quarter ended March 31, 2022, and $9.1 billion for the quarter ended June 30, 2021. Retail loan originations for the six months ended June 30, 2022 were $17.0 billion, compared to $17.4 billion for the six months ended June 30, 2021. The outstanding balance of retail finance receivables, net of fees was $61.2 billion at June 30, 2022, compared to $58.1 billion at December 31, 2021 and $56.4 billion at June 30, 2021.

Operating lease originations were $3.9 billion for the quarter ended June 30, 2022, compared to $3.5 billion for the quarter ended March 31, 2022, and $5.9 billion for the quarter ended June 30, 2021. Operating lease originations for the six months ended June 30, 2022 were $7.4 billion, compared to $11.6 billion for the six months ended June 30, 2021. Leased vehicles, net was $35.3 billion at June 30, 2022, compared to $37.9 billion at December 31, 2021 and $40.6 billion at June 30, 2021.

The outstanding balance of commercial finance receivables, net of fees was $7.7 billion at June 30, 2022, compared to $6.8 billion at December 31, 2021 and $5.7 billion at June 30, 2021.

Retail finance receivables 31-60 days delinquent were 1.8% of the portfolio at June 30, 2022 and 1.5% at June 30, 2021. Accounts more than 60 days delinquent were 0.6% of the portfolio at June 30, 2022 and 0.5% at June 30, 2021.

Annualized net charge-offs were 0.6% of average retail finance receivables for the quarter ended June 30, 2022 and 0.4% for the quarter ended June 30, 2021. For both the six months ended June 30, 2022 and 2021, annualized net charge-offs were 0.6%.

The Company had total available liquidity of $30.7 billion at June 30, 2022, consisting of $5.3 billion of cash and cash equivalents, $21.9 billion of borrowing capacity on unpledged eligible assets, $0.6 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $50 million for the quarter ended June 30, 2022, compared to $54 million for the quarter ended March 31, 2022 and $50 million for the quarter ended June 30, 2021. Earnings for both the six months ended June 30, 2022 and 2021 were $104 million.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended June 30, 2022 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Finance charge income	$1,062	$1,036	$2,072	$2,052
Leased vehicle income	1,989	2,304	4,056	4,625
Other income	95	86	175	156
Total revenue	3,146	3,426	6,302	6,833
Costs and expenses
Operating expenses	393	378	766	789
Leased vehicle expenses	856	825	1,711	2,069
Provision for loan losses	198	59	320	33
Interest expense	642	633	1,219	1,283
Total costs and expenses	2,089	1,895	4,016	4,174
Equity income	50	50	104	104
Income before income taxes	1,106	1,581	2,390	2,763
Income tax provision	277	401	599	705
Net income (loss)	829	1,180	1,791	2,058
Less: cumulative dividends on preferred stock	30	29	59	59
Net income (loss) attributable to common shareholder	$799	$1,151	$1,731	$1,999

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$5,275	$3,948
Finance receivables, net of allowance for loan losses of $2,027 and $1,886	66,847	62,979
Leased vehicles, net	35,307	37,929
Goodwill	1,171	1,169
Equity in net assets of non-consolidated affiliates	1,760	1,717
Related party receivables	502	301
Other assets	6,917	5,743
Total assets	$117,778	$113,786
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$38,095	$39,338
Unsecured debt	55,509	53,223
Deferred income	2,377	2,551
Related party payables	80	313
Other liabilities	6,874	4,567
Total liabilities	102,935	99,992
Total shareholders' equity	14,844	13,794
Total liabilities and shareholders' equity	$117,778	$113,786

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended June 30,		Six Months Ended June 30,
Originations	2022	2021	2022	2021
Retail finance receivables originations	$8,961	$9,131	$17,035	$17,363
Lease originations	$3,870	$5,873	$7,412	$11,633

	Three Months Ended June 30,		Six Months Ended June 30,
Average Earning Assets	2022	2021	2022	2021
Average retail finance receivables	$60,451	$55,108	$59,624	$53,838
Average commercial finance receivables	7,716	6,166	7,345	7,156
Average finance receivables	68,167	61,274	66,969	60,994
Average leased vehicles, net	35,998	40,545	36,630	40,320
Average earning assets	$104,165	$101,819	$103,598	$101,314

Ending Earning Assets	June 30, 2022	December 31, 2021
Retail finance receivables, net of fees	$61,208	$58,093
Commercial finance receivables, net of fees	7,666	6,772
Leased vehicles, net	35,307	37,929
Ending earning assets	$104,181	$102,794

Finance Receivables	June 30, 2022	December 31, 2021
Retail
Retail finance receivables, net of fees	$61,208	$58,093
Less: allowance for loan losses	(1,987)	(1,839)
Total retail finance receivables, net	59,220	56,254
Commercial
Commercial finance receivables, net of fees	7,666	6,772
Less: allowance for loan losses	(40)	(47)
Total commercial finance receivables, net	7,626	6,725
Total finance receivables, net	$66,847	$62,979

Allowance for Loan Losses	June 30, 2022	December 31, 2021
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.2%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.5%	0.7%

Delinquencies	June 30, 2022	June 30, 2021
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	1.8%	1.5%
Greater than 60 days	0.6	0.5
Total	2.4%	2.0%

	Three Months Ended June 30,		Six Months Ended June 30,
Charge-offs and Recoveries	2022	2021	2022	2021
Charge-offs	$247	$204	$521	$457
Less: recoveries	(161)	(144)	(339)	(293)
Net charge-offs	$86	$60	$183	$164
Net charge-offs as an annualized percentage of average retail finance receivables	0.6%	0.4%	0.6%	0.6%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Expenses	2022	2021	2022	2021
Operating expenses as an annualized percentage of average earning assets	1.5%	1.5%	1.5%	1.6%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com